INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of DI Industries, Inc. on Form S-3 of our report dated March 28, 1996 appearing in the Annual Report on Form 10-K/A of DI Industries, Inc. for the year ended December 31, 1995, and to the incorporation by reference of our report dated March 28, 1996 (June 10, 1996 as note 13), appearing in the Definitive Proxy Statement for the 1996 Annual Meeting of Shareholders. We also consent to the reference to us under the headings "Experts" in this Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 5, 1996